EXHIBIT 16

LETTER FROM FORMER AUDITOR

April 10, 2012

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form

8-K of Brampton Crest International, Inc. as they relate to our firm. We have no knowledge related to the engagement of the new auditor.

/s/ Malcolm L. Pollard, Inc.

Malcolm L. Pollard, Inc.

Erie, Pennsylvania